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FOR IMMEDIATE RELEASE

At the Company:                                    At Financial Relations Board:
Stephen L. DeMaria                             Hannah Bruce, General Information
Margaret Turbeville                              Lynn Chaffier, Investor Contact
(214) 954-9500                                                    (415) 986-1591

                FIBREBOARD COMPLETES ACQUISITION OF FABWEL
         A LEADER IN GROWTH SEGMENTS OF BUILDING PRODUCTS INDUSTRY

     (DALLAS, TEXAS, May 6, 1997) -- Fibreboard Corporation (AMEX:FBD) today announced that the company has completed the purchase of the stock of Fabwel, Inc. for approximately $120 million, subject to post closing adjustments. Fabwel, headquartered in Elkhart, Indiana, is a major producer and supplier of customized exterior components for the manufactured housing, recreational vehicle, building and construction and transportation/cargo industries with annual revenues of approximately $200 million. The expected incremental contribution of this acquisition on an annualized basis is $0.45-$0.55 per share. Fabwel is anticipated to contribute $0.30-$0.35 per share for the remainder of 1997.

     John D. Roach, Fibreboard's Chairman and CEO, said, "The addition of Fabwel increases Fibreboard's annual revenues by 35-40% and boosts our future growth potential. Our plans for Fabwel within Fibreboard's Residential Building Products segment are to achieve expanded penetration of manufactured housing and recreational vehicle markets while providing the capital to support increased production. With Fabwel's market leadership, outstanding management team, continued profitability and strong reputation for quality customer service, Fibreboard has gained another strong platform for growth."

     Fibreboard Corporation, headquartered in Dallas, Texas, is a leader in the building products industry, manufacturing vinyl, aluminum, steel, fiberglass and cast stone building products as well as industrial insulation. Building products manufacturing groups include Norandex Vinyl Products Company, Vytec Corporation, Fabwel, Stone Products Corporation and Pabco. Its Norandex Distribution Company operates an extensive multi-state distribution network for building products.

     Fibreboard has included forward-looking statements concerning its business and operations in this press release. These forward-looking statements are subject to certain risks and uncertainties,

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Fibreboard Corporation to Acquire Fabwel
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including those described in its 1996 Annual Report, that could cause actual results to differ materially from those projected. These risks and uncertainties include possible changes in the general economy and economic conditions in various markets served by Fibreboard, the cyclical nature of the building products industry, adverse weather conditions accentuating the building product industry's seasonality, the level of housing starts, raw material pricing, competitive activity and price pressures and the Company's ability to make additional strategic acquisitions that are accretive to earnings. Fibreboard expressly disclaims any obligation to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations.


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